EXHIBIT 1.A(3)(a)

                        MASTER SERVICE AND DISTRIBUTION
                              COMPLIANCE AGREEMENT

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              MASTER SERVICE AND DISTRIBUTION COMPLIANCE AGREEMENT


         THIS AGREEMENT, made this 31st day of December, 1996, by and among Phoenix Home Life Mutual Insurance Company ("Phoenix"), a New York company, on behalf of itself and the following Separate Accounts: Phoenix Home Life Variable Accumulation Account and Phoenix Home Life Variable Universal Life Account ("Separate Accounts") and Phoenix Equity Planning Corporation ("PEPCO"), a Connecticut corporation.

                                   WITNESSETH:


          WHEREAS, Phoenix offers for sale variable annuity and variable life contracts/policies funded through Separate Accounts of Phoenix registered as unit investment trusts under the Investment Company Act of 1940, as amended ("1940 Act"), and pursuant to registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), and listed on Schedule A of this Agreement (the "Contracts/Policies"), and

          WHEREAS, PEPCO is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"), and

          WHEREAS, Phoenix desires to engage PEPCO to perform certain services with respect to the books and records to be maintained in connection with the sale of Contracts/Policies and certain administrative and other functions as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties here to agree as follows:

                              I. Services of PEPCO
                                 -----------------

          A. APPOINTMENT. Phoenix hereby appoints PEPCO, and PEPCO hereby accepts the appointment as, Master Service and Distributor of the Contracts/Policies.

          B. DUTIES. PEPCO shall perform those administrative, compliance and other services with respect to the Contracts/Policies as described herein. PEPCO agrees to use its best efforts in performing the activities outlined in paragraphs I. C and I. F of this Agreement.

          C. WRITTEN AGREEMENTS. PEPCO has and shall enter into written agreements with broker-dealer firms whose registered representatives have been or shall be properly licensed to sell registered securities and insurance products including variable annuity and life licensed if required, and appointed as life insurance agents of Phoenix. Phoenix shall pay all fees associated with the appointments of such selected representatives as insurance agents of Phoenix. Such agreements with broker-dealers shall provide that such broker-dealer shall cause applications to be solicited for the purchase of the Contracts/Policies. Such agreements shall include such terms and conditions as PEPCO may determine not inconsistent with this Agreement, provided, however, that any broker-

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dealer with whom PEPCO has entered into a written agreement must comply with the following terms which shall be included in all such agreements:

                   The broker-dealer must -
                   (a) be a registered broker-dealer under the 1934 Act and be a member of the NASD; and

                   (b) agree that, in connection with the solicitation of applications for the purchase of Contracts/Policies, the broker-dealer will in all respects conform to the requirements of all state and federal laws and the Rules of Fair Practice of the NASD relating to the sale of the Contracts/Policies and will indemnify and hold harmless PEPCO and Phoenix from any damage or expense of any nature whatsoever on account of the negligence, misconduct or wrongful act of such broker-dealer or any employee, representative or agent of such broker-dealer.

          In obtaining and entering into written agreements with broker-dealers, PEPCO will in all respects conform to the requirements of all state and federal law, and the Rules of Fair Practice of the NASD.

          D. RECORDKEEPING. PEPCO shall maintain and preserve, or cause to be maintained and preserved, such accounts, books, and other documents as are required of it under this Agreement, the 1934 Act and any other applicable laws and regulations, including without limitation and to the extent applicable, Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of PEPCO as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.


          E. SUPERVISION. PEPCO shall select associated persons, who are trained and qualified persons, to solicit applications for purchase of Contracts/Policies in conformance with applicable state and federal laws. Any such persons shall be registered representatives of PEPCO in accordance with the rules of the NASD, be licensed to offer the Contract/Policy in accordance with the insurance laws of any jurisdiction in which such person solicits applications, be licensed with and appointed by Phoenix as an insurance agent to solicit applications for the Contracts/Policies and have entered into the appropriate Variable Contract/Policy Insurance Commission Agreement with Phoenix. PFPCO will train and supervise its registered representatives to insure that the purchase of a Contract/Policy is not recommended to an applicant in the absence of reasonable grounds to believe that the purchase is suitable for that applicant. PEPCO shall pay the fees to regulatory authorities in connection with obtaining necessary securities licenses and authorizations for its registered representatives to solicit applications for the purchase of Contracts/Policies. PEPCO is

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not responsible for fees in connection with the appointment of registered representatives as insurance agents of Phoenix.

          F.       SALES MATERIALS AND OTHER DOCUMENTS.

                   (a) PEPCO'S RESPONSIBILITIES. PEPCO shall be responsible for the approval of promotional material by the SEC and the NASD, where required.

                   (b) PHOENIX'S RESPONSIBILITIES. Phoenix shall be responsible for:

                         (i) the design, preparation and printing of all promotional material to be used in the distribution of the Contracts/Policies;

                         (ii) the approval of promotional material by state and other local insurance regulatory authorities.

                         (iii) confirming the issuance of the Contract/Policy to
                               the Contract/Policy Owner.

                   (c) RIGHT TO APPROVE. Neither party hereto nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Contracts/Policies or relating to the other party unless such advertisement, circular or document shall have been approved in writing by the other party. However, nothing herein shall prohibit any party from advertising annuities or life insurance in general or on a generic basis, subject to compliance with all applicable laws, rules and regulations. Each party reserves the right to require modification of any such material to comply with applicable laws, rules and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

          G. PAYMENTS TO BROKER-DEALERS. PEPCO shall serve as paying agent for amounts due broker-dealers for sales commissions. Phoenix shall forward to PEPCO any such amounts due broker-dealers from Phoenix and PEPCO shall be responsible to pay such amounts to the persons entitled thereto as set forth in the applicable written agreements with such broker-dealers, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities

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laws and NASD rules. PEPCO shall reflect such amounts on its books and records as required by Paragraph D hereto.

          H. COMPLIANCE. PEPCO shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the NASD and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. PEPCO represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

          I. PAYMENT OF EXPENSES BY PEPCO. PEPCO shall pay the expenses incurred in connection with its provision of services hereunder and the distribution of the Contracts/Policies.


                             II. General Provisions

          A. INSPECTION OF BOOKS AND RECORDS. PEPCO and Phoenix agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, NASD, or any state insurance commissioner or any other regulatory body having jurisdiction. PEPCO and Phoenix agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to PEPCO or Phoenix or their affiliates, to the extent related to the distribution of the Contracts/Policies. PEPCO and Phoenix will notify each other promptly of any customer compliant or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.

          B. INDEMNIFICATION. PEPCO will indemnify and hold harmless Phoenix and the Separate Accounts, from any and all expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of PEPCO, including any employee of PEPCO, to comply with the terms of this Agreement, provided however, PEPCO shall not be required to indemnify for any such expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification. PEPCO shall also hold harmless and indemnify Phoenix and the Separate Accounts for any and all expenses, losses, claims, damages, or liability (including attorneys fees) arising from any misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of a broker-dealer or its employees, agents or registered representatives, to comply with the terms of the written agreement entered into between PEPCO and such broker-dealer but only to the extent that PEPCO is indemnified by the broker-dealer under the terms of the written agreement. Phoenix will indemnify and hold harmless PEPCO, for any expenses, losses, claims, damages or liabilities (including attorneys fees) incurred by reason of any material misrepresentation or omission in a registration statement or prospectus for the

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Contracts/Policies, or on account of any other misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of Phoenix, including any employee of Phoenix, to comply with the terms of this Agreement, provided however, Phoenix shall not be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification.

          C. COMPENSATION. Phoenix shall compensate PEPCO for the services PEPCO performs hereunder as the parties shall agree from time to time and as listed on Schedule A of this Agreement. PEPCO agrees to return promptly to Phoenix all compensation received for any Contract/Policy returned within the "free look" period as specified in the Contract/Policy.

          D. TERMINATION. This Agreement shall become effective on the date of this Agreement and shall continue to be in effect, except that:

                   (a) Any party hereto may terminate this Agreement on any date by giving the other party at least thirty (30) days' prior written notice of such termination specifying the date fixed therefor.

                   (b) This Agreement may not be assigned by PEPCO without the consent of Phoenix.

          E. REGISTRATION. Phoenix agrees to use its best efforts to effect and maintain the registration of the Contracts/Policies: under the Securities Act and the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under the state securities and insurance laws, and to qualify the Contracts/Policies as annuities/life insurance under the Internal Revenue Code. Phoenix will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintenance of the Contracts/Policies under the Securities Act and of the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under the state securities and insurance laws.

          F. AUTHORITY. PEPCO shall have authority hereunder only as expressly granted in this Agreement.

          G. MISCELLANEOUS. Phoenix agrees to advise PEPCO immediately in the case of an issuance by the SEC of any stop order suspending the effectiveness of any prospectus for the Contracts/Policies, of all actions of the SEC with respect to any amendments to the registration statement(s) which may from time to time be filed with the SEC and of any material event which makes untrue any statement made in the registration statements for the Contracts/Policies, or which requires the making of a change in the registration statements in order to make the statement therein not misleading. Phoenix agrees to advise PEPCO in the event that formal administrative proceedings are instituted against Phoenix by the SEC, or any state securities or insurance

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department or any other regulatory body regarding Phoenix's duties under this Agreement, unless Phoenix determines in its sole judgment, exercised in good faith, that any such administrative proceeding will not have a material adverse effect upon its ability to perform its obligations under this Agreement. PEPCO agrees to advise Phoenix in the event that formal administrative proceedings are instituted against PEPCO by the SEC, NASD, or any state securities or insurance department or any other regulatory body regarding PEPCO's duties under this Agreement, unless PEPCO determines in its sole judgment exercised in good faith, that any such administrative proceedings will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

         H. INDEPENDENT CONTRACTOR. PEPCO shall undertake and discharge its obligations hereunder as an independent contractor and nothing herein shall be construed as establishing: (I) an employer-employee relation between the parties hereto; or (ii) a joint venture.

         I. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

         IN WITNESS WHEREOF, the parties have hereunto set their hands on the date first above written.

                  PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                  For itself and PHOENIX HOME LIFE VARIABLE ACCUMULATION ACCOUNT And PHOENIX HOME LIFE VARIABLE UNIVERSAL LIFE ACCOUNT


                  By: /s/ Dona D. Young
                      -----------------------------------------
                      Title:


                  PHOENIX EQUITY PLANNING CORPORATION

                  By: /s/ Philip R. McLoughlin
                      -------------------------------
                      Title:

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                                   Schedule A
                                   ----------


PEPCO has been appointed by Phoenix to perform certain administrative, compliance and other services with respect to the following variable annuity Contracts/Policies ("Contracts/Policies") issued by Phoenix insurance Company:

                   THE BIG EDGE AND BIG EDGE PLUS - Individual Deferred Variable Accumulation Annuity Contracts issued by the Phoenix Home Life Variable Accumulation Account of Phoenix. PEPCO shall receive payments for services performed under this Agreement equal to up to 7.25% of purchase payments made under The Big Edge and Big Edge Plus Contracts. In addition, PEPCO shall receive an underwriting fee of 75-100 bps on deposits under The Big Edge and Big Edge Plus Contracts, for sales assistance attributable to broker-dealers, other than WS Griffith and Co. Inc. and PLANCO Financial Services Inc.

                   GROUP STRATEGIC EDGE - A Group Deferred Variable Accumulation Contract issued by the Phoenix Home Life Variable Accumulation Account of Phoenix. PEPCO shall receive payments for services performed under this Agreement equal to up to 5% of purchase payments made under the Group Strategic Edge Contracts. In addition, PEPCO shall receive an underwriting fee of 75-100 bps on deposits under Group Strategic Edge Contracts, for sales assistance attributable to broker-dealers, other than WS Griffith and Co. Inc. and PLANCO Financial Services Inc.

                   FLEX EDGE, FLEX EDGE SUCCESS AND JOINT EDGE - Variable Universal Life Insurance Policies issued by the Phoenix Home Life Variable Universal Life Account of Phoenix. PEPCO shall receive payment for services performed under this agreement equal to up to 50% of premium payments made under the Policies up to the commissionable premium amount, and up to 5% of such payments after the commissionable premium has been paid in the first Policy Year.

                   PHOENIX EDGE - Variable Universal Life Insurance Policy issued by the Phoenix Home Life Variable Universal Life Account of Phoenix. PEPCO shall receive payment for services performed under this agreement equal to 5% of premium payments made under the Policy.